Exhibit 23.7

Consent of Morgan Stanley & Co. Incorporated

May 25, 2001

Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606

Members of the Board:

      We hereby consent to the use in Amendment No. 2 to the Registration Statement of Equity Office Properties Trust on Form S-4 (File No. 333-57526) and in the Joint Proxy Statement/Prospectus of Equity Office Properties Trust and Spieker Properties, Inc., which is part of the Registration Statement, of our opinion dated February 22, 2001 appearing as Appendix B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Opinion of Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent if required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED By: /s/ J.E. HOKE SLAUGHTER______ J.E. Hoke Slaughter Managing Director